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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                     YEARS ENDED DECEMBER 31,                THREE MONTHS
                                               ------------------------------------------------------------      ENDED
                                                 1998         1999         2000         2001         2002    MAR. 31, 2003
                                               --------     --------     --------     --------     --------  -------------
                                                                                (in thousands)
EARNINGS
        Income From Continuing Operations *      53,885       72,856       65,951       92,533      105,882       30,465
        Fixed Charges                            30,915       34,305       55,621       72,217       77,726       23,207
        Distributed Income of
            Equity Investment                        --           --           --       40,800       30,938           --
        Capitalized Interest                       (795)      (2,133)      (4,559)      (4,000)      (4,345)        (596)
                                               --------     --------     --------     --------     --------     --------
            Total Earnings                       84,005      105,028      117,013      201,550      210,201       53,076
                                               ========     ========     ========     ========     ========     ========

FIXED CHARGES
        Interest Expense                         29,784       31,563       48,982       66,057       70,537       21,905
        Capitalized Interest                        795        2,133        4,559        4,000        4,345          596
        Rental Interest Factor                      336          609        2,080        2,160        2,844          706
                                               --------     --------     --------     --------     --------     --------
            Total Fixed Charges                  30,915       34,305       55,621       72,217       77,726       23,207
                                               ========     ========     ========     ========     ========     ========

RATIO:  EARNINGS / FIXED CHARGES                   2.72         3.06         2.10         2.79         2.70         2.29
                                               ========     ========     ========     ========     ========     ========

* Excludes minority interest, extraordinary loss and undistributed equity earnings.